Exhibit 21

Subsidiaries of ZimVie Inc.

As of March 31, 2024

Name of Subsidiary	Jurisdiction of Formation
Domestic subsidiaries:
Biomet 3i, LLC	Florida
dba Zimmer Biomet Dental
dba ZimVie Dental
EBI Holdings, LLC	Delaware
EBI Medical Systems, LLC	Delaware
EBI, LLC	Indiana
dba EBI Bone Healing, LLC (Forced)
dba EBI, LLC (IN) (Forced)
dba EBI, LLC of Indiana (Forced)
dba ZimVie
Electro-Biology, LLC	Delaware
Implant Concierge, LLC	Texas
Zimmer Biomet Spine, Inc.	Delaware
dba Lanx
dba Zimmer Spine
dba ZimVie
dba ZimVie Spine
Zimmer Dental Inc.	Delaware
dba ZimVie Dental
ZimVie Holdings US 1 LLC	Delaware
ZimVie Holdings US 2 LLC	Delaware
ZimVie US Corp LLC	Delaware

Foreign subsidiaries:
Biomet 3i Australia Pty. Ltd.	Australia
ZimVie Austria GmbH	Austria
ZimVie Belgium N.V.	Belgium
ZimVie Brasil Comercio, Importacao e Exportacao de Produtos Medicos Ltda.	Brazil
Zimmer Biomet Dental Canada Inc.	Canada
ZimVie Chile Spa	Chile
ZimVie (Shanghai) Medical Device Co. Ltd.	China
IC Guided Surgery, SRL	Costa Rica
LDR Médical S.A.S.	France
Zimmer Dental SAS	France
Zfx GmbH	Germany
ZimVie Germany GmbH	Germany
ZB Dental India Private Limited	India
Zimmer Dental Ltd.	Israel
3DIEMME Srl	Italy
Zfx Innovation Srl	Italy
Zimmer Dental Italy Srl	Italy
ZimVie Japan G.K.	Japan
ZimVie Korea Co Ltd.	Korea
JERDS Luxembourg Holding S.ar.l	Luxembourg
Biomet 3i Mexico S.A. de C.V.	Mexico
ZimVie Netherlands B.V.	Netherlands
ZimVie Netherlands Global Holding B.V.	Netherlands
ZimVie Netherlands Holding B.V.	Netherlands
ZimVie Portugal Unipessoal, Lda.	Portugal
EBI Patient Care, Inc.	Puerto Rico
ZimVie Singapore Pte. Ltd.	Singapore
Biomet 3i Dental Iberica SLU	Spain
Biomet 3i Switzerland GmbH (Biomet 3i Schweiz GmbH)	Switzerland
ZimVie Taiwan Co Ltd.	Taiwan
Biomet 3i Turkey (Biomet 3i Diş Sağlığı Ürünleri Pazarlama, İthalat, İhracat ve Dış Ticaret Limited Şirketi)	Turkey

Name of Subsidiary	Jurisdiction of Formation
Biomet 3i UK Ltd.	United Kingdom